Exhibit 10.1

Michael Kors Holdings Limited

Executive Bonus Program

Purpose

The Executive Bonus Program (the “Program”) is intended to attract, retain and motivate key employees of certain designated subsidiaries of Michael Kors Holdings Limited, including Michael Kors (USA), Inc. and its designated affiliated-entities (collectively, the “Company”) by providing competitive cash performance awards for achieving or surpassing the Company’s business objectives. This Program is intended to create a direct link among profitability, executive performance and total cash compensation.

Participation in the Program is driven by the concept of “Broad Banding”

Broad Banding is a mechanism created to group key executives who are expected to have a similar impact on the overall corporate performance, for the purpose of establishing competitive pay standards. Attachment 1 details the executive positions covered in each band.

Executives in Bands 1, 2, 3 and 4 as of the first day of the Company’s fiscal year (the Sunday closest to March 31st) automatically participate in the Program for the Company’s fiscal year (ending on the Saturday closest to March 31st of the following year). Band 5 is comprised of those key personnel who are determined to potentially have a significant impact on the Company’s performance for that fiscal year. Participation in Band 5 will be determined annually and participation for any fiscal year does not guarantee participation for any subsequent fiscal year.

An executive who becomes a participant in the Program after the beginning of the fiscal year and prior to December 1st of any fiscal year of the Company will be entitled to receive a prorated bonus based on his or her base salary earned as a participant in the Program during the fiscal year.

Target Incentive

•	The target incentive is a percentage of annual base salary

•	The size of the target incentive is determined by band level as set forth in Attachment 1

Target Incentive Criteria

The actual incentive paid out as a bonus will depend on criteria based on divisional and corporate performance. The bonus level (target, stretch or max) for all band levels will be determined: 30% based on Overall Corporate Performance and 70% based on Divisional Performance

The criteria for Overall Corporate Performance and for Divisional Performance will be established by the Board of Directors at the beginning of the fiscal year, subject to review and relaxation of criteria by the Board of Directors in its reasonable discretion.

Performance Measurement

Performance measurement for 100% of the target incentive for each participant is tied directly to the operating results of each division and the Company overall.

In an effort to underscore the importance of teamwork and cooperation, along with the need to have an executive incentive plan that is linked to increasing the Company’s value, a portion of every participant’s bonus is tied to overall corporate performance.

Overall Corporate Performance is determined by the degree to which the Company achieves the operating income (loss) goal set prior to or at the beginning of each fiscal year as set forth in the Company’s budget.

Divisional Performance is determined by the degree to which a division achieves the operating income (loss) goal for the division (or controllable expenses for corporate departments) set prior to or at the beginning of each fiscal year as set forth in the budget.

In all cases, achievement of “stretch” or “max” bonus must be adequate to cover the incremental, unbudgeted bonus amount plus result in an improvement in operating income (including the incremental bonus amount) of at least $1 million and $2 million for stretch and max, respectively, on a consolidated basis. The incremental profit targets will be set at the beginning of each plan year.

In the event of an unbudgeted Corporate operating loss, no bonuses will be paid, irrespective of divisional performance. In the event of a budgeted Corporate operating loss, no bonuses will be paid if the actual loss is $2 million or higher than the budgeted loss on a consolidated basis.

In the event of an extraordinary event (such as a corporate transaction, change in accounting method, capital contribution, extraordinary dividend or other similar event), the Management Committee may, in its sole discretion, adjust the goals to the extent necessary to appropriately reflect the impact of the extraordinary event on an economic equivalent basis without any enlargement or dilution of the rights of the participants. In addition, if during the course of a fiscal year management of the Company decides to alter its strategy in the best long or short term interests of the Company, and unanticipated strategic events impact the Company’s budget (as originally approved by the Board of Directors at the beginning of the fiscal year), causing it to reduce revenue or incur additional expenses, and causing Divisions or Corporate Cost Centers to not achieve anticipated bonus targets, or causing the Company to incur unbudgeted expenditures due to revenues in excess of budget, then the Management Committee shall have the sole discretion to adjust bonus targets for such fiscal year to the extent necessary to appropriately reflect the impact of significant unbudgeted activities on an economic equivalent basis without any enlargement or dilution of the rights of the participants. All decisions of the Management Committee shall be final, conclusive and binding on all participants; provided, that the Compensation Committee shall approve and ratify the performance targets (as adjusted) for all named executive officers and any other employee that may be a “covered employee” under applicable laws and regulations and shall certify that the performance targets (as adjusted) have been met before any payment of any executive bonus.

Incentive Bonus Pay Out

Timing

Incentive bonuses will be paid (less applicable withholding) as soon as administratively feasible after the fiscal year in which they were earned. The Company will use its best efforts to make a determination with regard to satisfaction of the incentive bonus goals by the October 1st after the end of each fiscal year.

Administration

The Program shall be administered by the Management Committee, which shall have the exclusive and final authority in all determinations and decisions affecting participants, including authority to resolve any ambiguities or omissions in its sole discretion. All decisions shall be final, conclusive and binding on all participants.

Requirements

Incentive bonuses will not be paid by the Company to any participant who is not an active employee of the Company (whether as a result of termination by the Company or the employee) on the date bonuses are paid. Any bonus payable under the Program will be automatically forfeited and not be paid in the event a participant is terminated for cause or resigns prior to the date bonuses are paid. However, a participant who is employed through the end of the fiscal year, but whose employment is terminated due to the complete elimination of a position, as determined by the Management Committee in its sole discretion, shall be entitled to the bonus for the fiscal year in accordance with the Program on the date bonuses are paid. The bonus will be payable in accordance with all provisions on the Program.

Calculation of bonus

Incentive bonuses are calculated as a percentage of base annual salary. If an executive has a salary change or a band change during the year, the bonus will be prorated. If an executive changes divisions during the plan year the bonus will be prorated. The percentage increments from target to stretch or to max (Attachment 2) must be reached completely before an upward adjustment is made — there is no sliding scale. Executives hired on or after December 1, will not be eligible for bonus until the following fiscal year. Employees hired on or after April 1 and before December 1 will have bonuses prorated.

Bonus Clawback Policy

Overview

The Company has adopted this bonus clawback policy (the “Policy”) in order to ensure that bonuses are paid based on accurate financial data. In the event of an accounting restatement as described below, the Company will seek recovery of bonus payments that would have not been paid if the correct performance data had been used to determine the amount payable. The Compensation Committee shall have full authority to interpret and enforce the Policy.

Designated Employee

The Policy applies to the executive officers of the Company, as determined pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, all division heads and country heads and any other employee of the Company and its subsidiaries designated by the Compensation Committee from time to time by notice to the employee given prior to the beginning of any fiscal year (collectively, the “Designated Employees”).

Definition of “Bonuses”

For purposes of this Policy, “bonuses” means performance bonuses paid or earned under any Company plan or agreement in the form of cash. Bonuses do not include other incentive awards (such as share options, share appreciation rights, restricted shares, restricted share units, performance shares or other share-based awards) granted pursuant to any Company incentive plan (including, but not limited to, the Michael Kors Holdings Limited Omnibus Incentive Plan). Any clawback of such other incentive compensation shall be determined pursuant to the terms of the applicable plan and any award agreement related thereto.

Accounting Restatement; Calculation of Overpayment

If the Compensation Committee determines that bonuses of a Designated Employee was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), the Compensation Committee will review the bonus paid or earned based on the prior inaccurate results. The Company will seek to recover or cancel the difference between (i) any bonus payment that was based on having met or exceeded performance targets and (ii) the bonus payment that would have been paid or earned to the Designated Employee had the actual payment or accrual been calculated based on the accurate data or restated results, as applicable (the “Overpayment”).

Forms of Recovery

If the Compensation Committee determines that there has been an Overpayment, the Company shall demand that the Designated Employee reimburse the Company for the Overpayment. To the extent the Designated Employee does not make reimbursement of the Overpayment, the Company shall have the right to sue for repayment and enforce the repayment through the reduction or cancellation of outstanding and future incentive compensation.

Time Period for Overpayment Review

The Compensation Committee may make determinations of Overpayment at any time through the end of the third fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. For illustrative purposes only, this means that if bonuses are paid in fiscal 2015 for performance metrics based on fiscal year 2014 performance, the compensation shall be subject to review for Overpayment until the end of the 2017 fiscal year. Notwithstanding the above, if the Compensation Committee determines that any Designated Employee engaged in fraud or misconduct, the Compensation Committee shall be entitled to determine the Overpayment with respect to such Designated Employee for a period of six years after the act of fraud or misconduct.

No Additional Payments

In no event shall the Company be required to award Designated Employees an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Applicability

This Policy applies to all bonuses earned after March 30, 2013 (i.e. beginning with fiscal 2014 bonuses), except to the extent prohibited by applicable law or any other legal obligation of the Company. Application of the Policy does not preclude the Company from taking any other action to enforce a Designated Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

Committee Determination Final

Any determination by the Compensation Committee with respect to this Policy shall be final, conclusive and binding on all interested parties.

Other Laws

The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Designated Employee that is required pursuant to any statutory repayment requirement (regardless of whether implemented at any time prior to or following the adoption of the Policy).

Amendment; Termination

The Compensation Committee may amend or terminate this Policy at any time.

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Notwithstanding anything herein to the contrary, the terms of the Program shall be subject to the approval of the Compensation Committee.

Michael Kors Holdings Limited reserves the right to amend, terminate or discontinue the Program at any time.